SUJA LIFE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
This Non-Employee Director Compensation Policy (this “Policy”) of Suja Life, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), effective as of May 6, 2026 (the “Effective Date”), sets forth the compensation payable to each member of the Board who is not an employee of the Company or any of its subsidiaries (each, a “Non-Employee Director”) as consideration solely for service on the Board. For the avoidance of doubt, nothing in this Policy will prohibit the Company from compensating any Non-Employee Director for services provided to the Company outside of such Non-Employee Director’s service on the Board. This Policy shall become effective on the Effective Date and shall remain in effect until it is revised or rescinded by the Board in its sole discretion at any time and from time to time.
1.General. This Policy shall be followed in connection with all compensation paid by the Company to Non-Employee Directors. Any member of the Board who is not a Non-Employee Director shall not be entitled to cash, equity or any other compensation pursuant to this Policy. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.
2.Cash Compensation.
(a)Annual Retainer. Each Non-Employee Director serving as a member of the Board shall receive an annual cash retainer of $75,000 for service on the Board (the “Annual Retainer”).
(b)Payment Schedule and Prorated Compensation for the Annual Retainers. The Annual Retainer for each Non-Employee Director shall be paid by the Company in quarterly installments in arrears within 60 days following the completion of each quarter. Such amounts shall be paid in the calendar quarter immediately following the quarter to which such amount relates. If a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the Annual Retainer otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 2(a), with such prorated portion determined by multiplying such otherwise payable Annual Retainer by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.
3.Equity Compensation. Non-Employee Directors shall be granted the equity awards described below, subject to the Board’s approval. The awards described below shall be granted under and shall be subject to the terms and provisions of the Suja Life, Inc. 2026 Omnibus Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to award agreements in substantially the forms approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan and applicable award agreements.
(a)Annual Equity Award. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be granted, subject to the Board’s approval, on the date of such Annual Meeting, an annual award of restricted stock units with respect to shares of the Company’s common stock pursuant to the Equity Plan with a grant date value equal to approximately $100,000 (the “Annual Equity Award”).
(b)Non-Executive Chair Equity Award. A Non-Employee Director who (i) serves as the non-executive chair of the Board and (ii) will continue to serve as the non-executive chair of the Board immediately following the Annual Meeting shall be granted, subject to the Board’s approval, on the date of such Annual Meeting, an additional award of restricted stock units with respect to shares of the Company’s common stock pursuant to the Equity Plan with a grant date value equal to approximately $50,000.
(c)Committee Chair Equity Award. A Non-Employee Director who serves as a committee chair of the Board and will continue to serve as a committee chair of the Board immediately following the Annual Meeting shall be granted, subject to the Board’s approval, on the date of such Annual Meeting, an additional award of restricted stock units with respect to shares of the Company’s common stock pursuant to the Equity Plan with a grant date value equal to approximately $50,000.
(d)New Directors. If a new Non-Employee Director is elected or appointed to the Board, such Non-Employee Director shall be eligible to receive an Annual Equity Award for the year of election or appointment, as applicable, prorated based on the number of months of service. In addition, the Compensation Committee of the Board or the Board shall determine, in its sole discretion, such Non-Employee Director’s eligibility to receive an additional equity or equity-based award under the Equity Plan in connection with such election or appointment, the amount of any such equity or equity-based award and the terms and conditions of any such equity or equity-based award.
(e)Additional Terms of Awards. Each award will be granted under and subject to the terms and conditions of the Equity Plan and the applicable form of award agreement (if any) previously approved by the Board. The Board may change or otherwise revise the terms of awards to be granted in the future pursuant to this Policy in its discretion.
4.Expense Reimbursement. All Non-Employee Directors will be eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings of the Board or committees thereof or otherwise performing duties consistent with service on the Board in accordance with the Company’s expense reimbursement policy, subject to the provision by the applicable Non-Employee Director of documentation evidencing such expenses in a form reasonably satisfactory to the Company.

5.Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the 15th day of the third month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the third month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its affiliates have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Non-Employee Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.